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                                                                   EXHIBIT 10.23


                      AMENDED AND RESTATED PROMISSORY NOTE



$3,197,609.00                                                  February 28, 2002



         PURSUANT TO THE TERMS OF THIS AMENDED AND RESTATED PROMISSORY NOTE, FOR VALUE RECEIVED, Thomas T. Stallkamp, (the "Debtor") hereby promises to pay on February 28, 2011 (subject to the acceleration of such maturity date as provided herein) (the "Maturity Date") to MSX International, Inc., a Delaware corporation (the "Lender"), or to its order, the principal sum of THREE MILLION ONE HUNDRED NINETY-SEVEN THOUSAND SIX HUNDRED AND NINE DOLLARS ($3,197,609.00), (the "Principal Amount"), together with interest on the unpaid principal balance hereof from time to time from the date hereof until final payment in full hereof. Interest shall be payable at a rate equal to (i) 2.48%, being the lowest of the SHORT TERM APPLICABLE FEDERAL RATE published by the Internal Revenue Service as set forth for the months of December 2001, January 2002 and February 2002, compounded annually each February 27, from February 28, 2002 to February 27, 2005, (ii) the lowest of the SHORT TERM APPLICABLE FEDERAL RATES published by the Internal Revenue Service for the months of December 2004, January 2005 and February 2005, compounded annually each February 27, from February 28, 2005 to February 27, 2008, and (iii) the lowest of the SHORT TERM APPLICABLE FEDERAL RATES published by the Internal Revenue Service for the months of December 2007, January 2008 and February 2008, compounded annually each February 27, from February 28, 2008 to February 27, 2011. Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed and shall





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be payable on February 28 of each year, beginning with February 28, 2003. In the event and so long as a default shall exist hereunder, however, interest shall be payable at the rate of EIGHT (8%) PERCENT PER ANNUM or 3 percentage points over the interest rate otherwise provided for in this Note, whichever is greater; provided further that if the rate of interest payable hereunder during a period of default is limited by law, the rate payable hereunder shall be the lesser of
(a) the rate set forth in this Note and (b) the maximum rate permitted by law during a period of default. If, however, interest is paid hereunder in excess of the maximum rate of interest permitted by law, any interest so paid that exceeds such maximum rate shall automatically be considered a payment of principal and shall automatically be applied in reduction of principal due on this Note to the extent of such excess. Both principal and interest are payable to the holder hereof in lawful money of the United States at the Executive Offices of the Lender, 275 Rex Blvd., Auburn Hills, Michigan 48326, or such other place as the holder shall specify in writing to Debtor.

         This Note may be prepaid in whole or in part at any time or times without premium or penalty.

         This Note is secured by, and the holder hereof shall have all of the benefits of, that certain Pledge Agreement dated as of the date hereof between Lender and Debtor pursuant to which the Debtor has pledged as collateral security for the repayment of this Note shares of the capital stock of Lender (the "Pledged Shares").

         If the interest and principal hereof are not fully paid as of the Maturity Date (whether by acceleration or otherwise), Debtor shall pay to the Lender all of its reasonable costs of collection of said principal and interest, including, but not limited to, reasonable attorney's fees.





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         The occurrence of any of the following shall constitute a default hereunder:

         (i) If the Debtor shall fail to make payment when due of principal or interest hereon and such failure shall continue for a period of thirty (30) days after written notice hereof has been delivered to the Debtor; or

         (ii) If the Debtor shall become insolvent or shall voluntarily file a petition in bankruptcy or the appointment of a receiver, trustee or liquidator for a substantial portion of his assets or to effect a plan or other arrangement with creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition in any bankruptcy, insolvency or similar proceedings, or shall be adjudicated bankrupt, or shall make a voluntary assignment for the benefit of creditors; or

         (iii) If the Debtor materially breaches any covenant, obligation, agreement, representation or warranty contained in the Stockholders' Agreement (as hereinafter defined) or in any agreement entered into pursuant to the Stockholders' Agreement or in connection with the issuance of the Pledged Shares (including, but not limited to, the Pledge Agreement) between Debtor and Lender and if subject to cure, Debtor fails to cure such breach within 30 days after written notice thereof has been delivered to Debtor.

         If any such default shall occur and be continuing, this Note, with accrued interest thereon, shall upon declaration to such effect delivered by the holder of this Note to the Debtor, become and be immediately due and payable.

         In addition, this Note, with accrued interest thereon, shall become immediately due and payable as set forth below upon the happening of any of the following events: (a) the sale or exchange of any or all the Pledged Shares to any person or entity (except for an Involuntary






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Transfer (as such term is defined in the Stockholders' Agreement) to the
Debtor's estate due to the death of the debtor, in which event, this Note shall not become immediately due and payable); provided, that if the sale or exchange is to a Permitted Transferee as defined in the Amended and Restated Stockholders' Agreement dated as of November 28, 2000 among Lender and others, as amended from time to time (the "Stockholders' Agreement"), the amount immediately due and payable hereunder shall be equal to the amount of the proceeds from such sale or exchange; or (b) if, under the Stockholders' Agreement, a Sale Event (as defined therein) occurs with respect to Debtor (except for a Sale Event due to the death of the Debtor, in which event, this Note shall not become immediately due and payable), and if the periods during which any person or entity has the right to purchase the Pledged Shares on account of such Sale Event expire and there has not been a sale or exchange within the meaning of preceding clause (a) hereof, the expiration of such period for purchase; or (c) after the transfer of the Pledged Shares to the Debtor's estate as referenced by clauses (a) and (b) above, a subsequent sale or exchange of the Pledged Shares by the Debtor's estate to any person or entity; provided, that if the sale or exchange is to a Permitted Transferee, as defined in the Stockholders' Agreement, the amount immediately due and payable hereunder shall be equal to the amount of the proceeds from such sale or exchange; or (d) if the Stockholders' Agreement has been terminated, the termination of Debtor's employment with Lender, whether such termination of employment is with or without cause, voluntary or involuntary, and whether at the instance of Debtor or Lender (except if such termination is due to the Debtor's death or disability, in which event, this Note shall not become immediately due and payable), or (e) the closing with a securities underwriter in connection with a public offering of shares of the Lender's capital stock in which the Pledged Shares have been





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registered; provided that the amount immediately due and payable under this clause (e) shall be limited to the lesser of (1) the amount of proceeds from the sale of such registered Pledged Shares, and (2) the amount due and owing hereunder.

         Debtor hereby waives presentment, demand, protest or notice of any kind.

         Recourse by the Lender (or other holder of this Note) is limited to the lesser of (1) the amount due and owing under this Note, or (2) the amount realized upon foreclosure of the Pledged Shares and an additional amount equal to SEVEN HUNDRED NINETY-NINE THOUSAND FOUR HUNDRED AND TWO ($799,402.00); provided, however, that Lender (or other holder of this Note) must first proceed against the Pledged Shares and, if amounts hereunder remain due and owing, against Debtor for such sum.

         The Lender may not assign this Note without the prior written consent of Debtor other than to an affiliate of Lender.













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         This Note shall be deemed to be a contract under, and shall be constituted in accordance with and governed by, the laws of the State of Michigan.

Witness:

                                    /s/ Thomas T. Stallkamp
                                    -------------------------------------------
                                    Thomas T. Stallkamp






















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